UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 3, 2007

Live Nation, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32601	20-3247759
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9348 Civic Center Drive, Beverly Hills, California		90210
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	310-867-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2007, Live Nation Worldwide, Inc. (the "Company"), a subsidiary of Live Nation, Inc. ("Live Nation"), entered into an Amended and Restated Employment Agreement with Michael Rapino (the "Agreement"). The Agreement provides that Mr. Rapino will serve as President and Chief Executive Officer of the Company, and that he will also serve as a member of the board of directors of Live Nation (the "Board") for so long as he remains an officer of the Company. The initial term of the Agreement begins on January 1, 2007, ends on December 31, 2009 and automatically extends thereafter for successive terms of one year each unless either the Company or Mr. Rapino provides 12 months notice of termination.

Under the Agreement, Mr. Rapino will receive a minimum base salary of $950,000 per year beginning January 1, 2007, with minimum increases of $25,000 per year in each of 2008 and 2009. Beginning in 2007, Mr. Rapino is eligible to receive an annual cash performance bonus with a target amount equal to 100% of his then current base salary, based upon the achievement of financial performance targets established by the Compensation Committee of the Board (the "Compensation Committee").

Mr. Rapino will immediately receive $1.0 million cash as a retention bonus, which will be offset against any performance bonuses subsequently earned by Mr. Rapino under the Agreement. If Mr. Rapino remains employed with the Company as of December 31, 2009, any remaining retention bonus that has not been so offset will be deemed earned by Mr. Rapino. If Mr. Rapino’s employment is earlier terminated, any remaining unearned portion of the retention bonus will be (i) repayable to the Company if Mr. Rapino’s employment is terminated by the Company for cause or by Mr. Rapino without good reason, or (ii) deemed earned by Mr. Rapino if Mr. Rapino’s employment is terminated by the Company without cause, by Mr. Rapino with good reason or due to Mr. Rapino’s death or disability.

Beginning in 2007, Mr. Rapino will receive the following annual grants of Live Nation restricted stock: (i) 100,000 restricted shares, which will vest in two equal installments over two years if the Company achieves certain financial performance targets established by the Compensation Committee; and (ii) 50,000 restricted shares, which will vest in two equal installments over two years if Mr. Rapino satisfies certain management objectives specified in advance by the Compensation Committee. In addition, Mr. Rapino will immediately receive a one-time grant of 300,000 shares of Live Nation restricted stock, which will vest in equal installments over four years on December 31st of each of calendar years 2007-2010. Upon the occurrence of a change in control of Live Nation, all restricted shares granted to Mr. Rapino under the Agreement, as well as any stock options or shares of restricted stock previously granted to Mr. Rapino, will vest and become immediately exercisable or transferable.

If Mr. Rapino is terminated by the Company without cause or Mr. Rapino terminates his employment for good reason, subject to Mr. Rapino’s execution of a general release of claims, he will receive a lump-sum cash payment equal to three times the sum of his then current base salary and his most recent performance bonus, as well as the immediate acceleration of vesting of all restricted shares or stock options granted to Mr. Rapino under the Agreement or previously, except that of the 300,000 restricted shares which vest on December 31st of 2007-2010, only 150,000 of any such shares which may then remain unvested will be so accelerated, and the remainder will be forfeited.

The description of the Agreement set forth above is qualified in its entirety by the Agreement attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The information in the Exhibit Index of this Current Report on Form 8-K is incorporated into this Item 9.01(d) by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Live Nation, Inc.

October 9, 2007	By:	Kathy Willard

Name: Kathy Willard
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement effective as of January 1, 2007 by and between Live Nation Worldwide, Inc. and Michael Rapino